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                                                                       EXHIBIT 5
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                               HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000/Fax 617-526-5000

                                 June 22, 2000

ePresence, Inc.
120 Flanders Road
Westboro, Massachusetts 01581

          Re:  Deferred Compensation Plan
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Ladies and Gentlemen:

          We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to $5,000,000 in deferred compensation obligations (the "Obligations") of ePresence, Inc., a Massachusetts corporation (the "Company"), which represent unsecured obligations of the Company, issuable under the Company's Deferred Compensation Plan (the "Plan").

          We have examined the Second Amended and Restated Articles of Organization of the Company, as amended, the By-Laws of the Company, as amended, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

          In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          We assume that the appropriate action will be taken, prior to the offer issuance of the Obligations pursuant to the Plan, to register and qualify the Obligations for issuance under all applicable state securities or "blue sky" laws.

          We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

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          Based upon and subject to the foregoing, we are of the opinion that the Obligations, when issued by the Company in the manner provided in the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability.

          It is understood that this opinion is to be used only by the Company in connection with the offer and issuance of the Obligations while the Registration Statement is in effect.

          Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP
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                                          HALE AND DORR LLP